Exhibit 99

FOR RELEASE –– APRIL 25, 2012

Corning Announces First-Quarter Results

Expects its LCD price declines to be much more moderate in 2nd quarter

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the first quarter of 2012.

First-Quarter Summary
•	Sales were $1.9 billion, a 2% increase sequentially and consistent with the year-ago quarter.
•	Earnings per share were $0.30. Excluding special items, earnings per share were also $0.30,* a 9% sequential and 36% year-over-year decline.
•
Display Technologies’ wholly owned business LCD glass volume increased by mid-single digits sequentially and about 10% from the year-ago quarter. Volume at Samsung Corning Precision Materials Co., Ltd. was better than expectations, declining less than 10% sequentially and year over year.

•	Telecommunications sales increased 4% sequentially and 7% year over year.
•	Specialty Materials sales, which include the highly popular Corning® Gorilla® Glass, grew 21% sequentially and 13% year over year.
•	Environmental Technologies sales improved 12% sequentially and 2% year over year.

Quarter One Financial Comparisons
	Q1 2012	Q4 2011	% Change	Q1 2011	% Change
Net Sales in millions	$1,920	$1,887	2%	$1,923	(0.2%)
Net Income in millions	$ 462	$ 491	(6%)	$ 748	(38%)
Non-GAAP Net Income in millions*	$ 463	$ 513	(10%)	$ 751	(38%)
GAAP EPS	$ 0.30	$ 0.31	(3%)	$ 0.47	(36%)
Non-GAAP EPS*	$ 0.30	$ 0.33	(9%)	$ 0.47	(36%)
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

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Corning Announces First-Quarter Results
Page Two

“We are pleased with the progress we made in the first quarter,” Wendell P. Weeks, chairman, chief executive officer, and president, said. “Our overall business performance is on track with our expectations. First-quarter sales in our Telecommunications, Environmental Technologies, Life Sciences, and Specialty Materials business segments grew, and we continued making strategic investments to create new revenue streams for the company. In the Display Technologies segment, LCD glass volume was slightly better than our forecast. And, we were especially delighted with the strength of Corning Gorilla Glass sales in the quarter.”

First-Quarter Segment Results
Sales in the Display Technologies segment were $705 million, declining 10% sequentially and 11% compared to a year ago. LCD glass price declines were in line with company expectations.

Telecommunications segment sales were $508 million, a 4% sequential increase and 7% year-over-year improvement. Sales remained strong across all of the major product areas for the segment, with fiber-to-the-home sales especially robust.

Specialty Materials segment sales were $288 million, a 21% sequential and 13% year-over-year improvement. The quarterly growth was driven by higher-than-expected Gorilla Glass sales for handheld devices and tablet computers.

Environmental Technologies segment sales were $263 million, a 12% sequential increase. Stronger light-duty and heavy-duty diesel vehicle filter and automotive substrate demand drove the first-quarter increase following normal seasonal holiday shutdowns in the previous quarter. Year-over-year sales increased 2%.

Life Sciences segment sales were $155 million, an 8% quarterly and year-over-year growth, driven primarily by acquisitions. Earlier this month, Corning announced it had signed a definitive agreement to purchase the majority of the assets of the BD (Becton, Dickinson and Company) Biosciences Discovery Labware unit for approximately $730 million. Corning expects the sale to be completed before the end of the year, subject to customary closing conditions, including receipt of regulatory approvals.

Dow Corning Corporation’s equity earnings were $35 million, down from $129 million last quarter, primarily reflecting price declines in the polysilicon market and the non-repeat of an $89 million gain in the fourth quarter of last year.

Looking Forward
“After two successive quarters of significant LCD glass price declines, we expect our price declines will be much more moderate this quarter,” James B. Flaws, vice chairman and chief financial officer, said. At the same time, Flaws pointed out that LCD glass volumes are expected to be consistent in the company’s wholly owned business and up slightly in Samsung Corning Precision this quarter. The company expects stronger LCD glass volume growth later in the year, driven primarily by normal retail seasonality.

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Corning Announces First-Quarter Results
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Telecommunications segment sales are expected to grow in the range of low to mid-teens, driven by continued strong demand worldwide for fiber-to-the-home products, enterprise network solutions, and fiber and cable products. “We project continued growth in all our major product areas in the Telecommunications segment,” Flaws noted. “Fiber-to-the-home demand is expected to remain robust in North America, parts of Europe, and Australia,” he remarked.

Specialty Materials segment sales are anticipated to grow in the range of 10% to 15%, driven primarily by the continued demand for Corning Gorilla Glass for the handheld and information technology markets. “Corning Gorilla Glass remains the cover glass of choice for most smartphones, tablet computers, and other consumer IT products,” Flaws remarked. “The retail industry is anticipating solid growth in these areas, which is good for our business.”

Environmental Technologies segment sales are expected to be consistent with the first quarter, which was a record in sales and profitability for the business segment.

In the Life Sciences segment, Corning forecasts sales to increase in the range of 5% to 10% as the company realizes the full synergies of recent acquisitions. Corning will publish an in-depth interview with Dr. Richard M. Eglen, vice president and general manager of Corning Life Sciences, at www.corning.com following its quarterly investor conference later this morning. Dr. Eglen will provide insight on the business’ recent acquisitions and strategy for future growth.

Dow Corning’s equity earnings in the second quarter are expected to improve, driven by volume increases in the silicone and polysilicon markets.

Corning’s tax rate in the second quarter is expected to be approximately 20%, in line with the first quarter.

Flaws noted that Corning continued its share repurchase program through the first quarter, but at a slower pace than the prior quarter. “Since we launched the program, we've spent approximately $852 million. We plan to continue our activity this quarter, given our healthy cash balance and cash flow prospects for the year,” he said.

“Corning continues to make progress towards our goal of becoming a bigger, more balanced company. We anticipate continued growth across four of our major business segments and a return to LCD glass revenue growth later this year in our Display Technologies segment. We are excited about the future prospects our technology investments are creating. New glass compositions for next-generation displays, ultra-bendable fiber for faster internet connections, and ultra-slim flexible glass are a few of our most promising opportunities. We have financial stability and exciting growth opportunities to help drive us to our goal of becoming a $10 billion company in the next few years,” Flaws concluded.

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Corning Announces First-Quarter Results
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Upcoming Investor Events
Corning will participate in a number of investor events in May. The company will present at the Jefferies TMT Conference at the Westin Hotel in New York on May 8; the JP Morgan TMT Conference at the Westin Hotel in Boston on May 15; the Barclays Global Technology, Media and Telecom Conference at the Sheraton Hotel in New York on May 21; and the Sanford C. Bernstein Strategic Decisions Conference at the Waldorf-Astoria Hotel in New York on May 31.

First-Quarter Conference Call Information
The company will host a first-quarter conference call on Wednesday, April 25 at 8:30 a.m. ET. To participate, please call toll free (800) 288-8960 or for international access call (612) 332-0342 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER ONE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s website at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, May 9, 2012. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 244213. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s website by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announces First-Quarter Results
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Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

View Related Videos: A Day Made of Glass | A Day Made of Glass 2

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended March 31,
	2012	2011

Net sales	$1,920	$1,923
Cost of sales	1,106	1,049

Gross margin	814	874

Operating expenses:
Selling, general and administrative expenses	279	250
Research, development and engineering expenses	187	156
Amortization of purchased intangibles	5	3
Asbestos litigation charge (Note 1)	1	5

Operating income	342	460

Equity in earnings of affiliated companies	218	398
Interest income	4	4
Interest expense	(20)	(27)
Other income, net	29	27

Income before income taxes	573	862
Provision for income taxes	(111)	(114)

Net income attributable to Corning Incorporated	$462	$748

Earnings per common share attributable to Corning Incorporated:
Basic (Note 2)	$0.30	$0.48
Diluted (Note 2)	$0.30	$0.47
Dividends declared per common share	$0.075	$0.050

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; in millions)

	Three months ended March 31,

	2012	2011

Net income attributable to Corning Incorporated	$462	$748
Other comprehensive (loss) / income, net of tax	(51)	180

Comprehensive income attributable to Corning Incorporated	$411	$928

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	March 31, 2012	December 31, 2011

Assets

Current assets:
Cash and cash equivalents	$5,490	$4,661
Short-term investments, at fair value	1,346	1,164
Total cash, cash equivalents and short-term investments	6,836	5,825
Trade accounts receivable, net of doubtful accounts and allowances	1,108	1,082
Inventories	955	975
Deferred income taxes	423	448
Other current assets	479	347
Total current assets	9,801	8,677

Investments	4,554	4,726
Property, net of accumulated depreciation	10,373	10,671
Goodwill and other intangible assets, net	922	926
Deferred income taxes	2,580	2,652
Other assets	259	196

Total Assets	$28,489	$27,848

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$27	$27
Accounts payable	847	977
Other accrued liabilities	907	1,093
Total current liabilities	1,781	2,097

Long-term debt	3,135	2,364
Postretirement benefits other than pensions	900	897
Other liabilities	1,306	1,361
Total liabilities	7,122	6,719

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,644 million and 1,636 million	822	818
Additional paid-in capital	13,077	13,041
Retained earnings	9,679	9,332
Treasury stock, at cost; Shares held: 129 million and 121 million	(2,121)	(2,024)
Accumulated other comprehensive loss	(140)	(89)
Total Corning Incorporated shareholders’ equity	21,317	21,078
Noncontrolling interests	50	51
Total equity	21,367	21,129

Total Liabilities and Equity	$28,489	$27,848

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$462	$748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	235	226
Amortization of purchased intangibles	5	3
Cash received from settlement of insurance claims		66
Stock compensation charges	24	23
Earnings of affiliated companies less than (in excess of) dividends received	300	(78)
Deferred tax provision	47	15
Employee benefit payments (in excess of) less than expense	(66)	34
Changes in certain working capital items:
Trade accounts receivable	(49)	(121)
Inventories	12	(79)
Other current assets	(47)	(26)
Accounts payable and other current liabilities, net of restructuring payments	(51)	(83)
Other, net	(110)	(155)
Net cash provided by operating activities	762	573

Cash Flows from Investing Activities:
Capital expenditures	(412)	(532)
Acquisition of business, net of cash received		(148)
Short-term investments – acquisitions	(528)	(883)
Short-term investments – liquidations	341	903
Other, net	(5)	3
Net cash used in investing activities	(604)	(657)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(10)	(10)
Principal payments under capital lease obligations	(1)	(32)
Proceeds from issuance of long-term debt, net	791
Payments to settle interest rate hedges	(18)
Proceeds from the exercise of stock options	16	64
Repurchases of common stock for treasury	(72)
Dividends paid	(114)	(79)
Net cash provided by (used in) financing activities	592	(57)
Effect of exchange rates on cash	79	113
Net increase (decrease) in cash and cash equivalents	829	(28)
Cash and cash equivalents at beginning of period	4,661	4,598

Cash and cash equivalents at end of period	$5,490	$4,570

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended March 31, 2012
Net sales	$705	$508	$263	$288	$155	$1	$1,920
Depreciation (1)	$129	$30	$28	$34	$10	$3	$234
Amortization of purchased intangibles		$3			$2		$5
Research, development and engineering expenses (2)	$27	$35	$26	$37	$6	$27	$158
Equity in earnings (loss) of affiliated companies	$182	$(4)	$1			$4	$183
Income tax (provision) benefit	$(96)	$(12)	$(20)	$(11)	$(6)	$10	$(135)
Net income (loss) (3)	$421	$21	$40	$21	$12	$(20)	$495

Three months ended March 31, 2011
Net sales	$790	$474	$259	$254	$144	$2	$1,923
Depreciation (1)	$124	$28	$25	$37	$8	$2	$224
Amortization of purchased intangibles		$1			$2		$3
Research, development and engineering expenses (2)	$25	$29	$23	$29	$4	$22	$132
Equity in earnings of affiliated companies	$294	$3		$3		$7	$307
Income tax (provision) benefit	$(139)	$(19)	$(14)	$(3)	$(7)	$9	$(173)
Net income (loss) (3)	$638	$41	$29	$8	$15	$(15)	$716

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended March 31,
	2012	2011
Net income of reportable segments	$515	$731
Non-reportable segments	(20)	(15)
Unallocated amounts:
Net financing costs (1)	(40)	(52)
Stock-based compensation expense	(24)	(23)
Exploratory research	(23)	(17)
Corporate contributions	(13)	(21)
Equity in earnings of affiliated companies, net of impairments (2)	35	91
Asbestos settlement (3)	(1)	(5)
Other corporate items	33	59
Net income	$462	$748

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)	Primarily represents the equity earnings of Dow Corning Corporation.
(3)
In the first quarter of 2012, Corning recorded a charge of $1 million to adjust the asbestos liability for the change in value of components of the Amended PCC Plan.  In the first quarter of 2011, Corning recorded a charge of $5 million to adjust the asbestos liability for the change in value of components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Asbestos Litigation

Pittsburgh Corning Corporation (PCC) was named in numerous lawsuits alleging personal injury from exposure to asbestos and, on April 16, 2000, PCC filed for Chapter 11 reorganization.  Corning, with other relevant parties, proposed a Plan of Reorganization of PCC in 2003, which has not yet been confirmed.  Under this PCC Plan, Corning would contribute certain payments and assets.  In the first quarter of 2012, we recorded a charge of $1 million ($1 million after-tax) to adjust the asbestos litigation liability for the change in value of the components to be contributed by Corning under this PCC Plan.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended March 31,		Three months ended December 31, 2011
	2012	2011

Basic	1,516	1,565	1,546
Diluted	1,530	1,589	1,564
Diluted used for non-GAAP measures	1,530	1,589	1,564

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2012	2011
	Q1	Q1	Q2	Q3	Q4	Total

Display Technologies	$705	$790	$760	$815	$780	$3,145

Telecommunications
Fiber and cable	254	248	265	276	262	1,051
Hardware and equipment	254	226	283	284	228	1,021
	508	474	548	560	490	2,072

Environmental Technologies
Automotive	129	123	121	119	113	476
Diesel	134	136	137	128	121	522
	263	259	258	247	234	998

Specialty Materials	288	254	283	299	238	1,074

Life Sciences	155	144	155	153	143	595

All Other	1	2	1	1	2	6

Total	$1,920	$1,923	$2,005	$2,075	$1,887	$7,890

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2012
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.30	$574	$463

Special items:
Asbestos settlement (a)	-	(1)	(1)

Total EPS and net income	$0.30	$573	$462

(a)	In the first quarter of 2012, Corning recorded a charge of $1 million ($1 million after-tax) to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.47	$867	$751

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.47	$862	$748

(a)	In the first quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.33	$606	$513

Special items:
Contingent liability (a)	-	5	5

Restructuring, impairment, and other credits (b)	(0.05)	(130)	(83)

Asbestos settlement (c)	-	(9)	(5)

Equity in earnings of affiliated companies (d)	0.04	80	74

Provision for income taxes (e)	(0.01)	-	(13)

Total EPS and net income	$0.31	$552	$491

(a)	In the fourth quarter of 2011, Corning recognized a credit of $5 million resulting from a reduction in a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In the fourth quarter of 2011, Corning recorded a $130 million ($83 million after-tax) asset impairment charge for certain long-lived assets in our Specialty Materials segment.

(c)	In the fourth quarter of 2011, Corning recorded a charge of $9 million ($5 million after-tax) to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.

(d)
In the fourth quarter of 2011, equity in earnings of affiliated companies included a $80 million ($74 million after-tax) credit for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

(e)	In the fourth quarter of 2011, Corning recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

 CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2012 and December 31, 2011
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended March 31, 2012 and December 31, 2011 are non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended March 31, 2012	Three months ended December 31, 2011

Cash flows from operating activities	$762	$1,157

Less: Cash flows from investing activities	(604)	(476)

Plus: Short-term investments – acquisitions	528	389

Less: Short-term investments – liquidations	(341)	(745)

Free cash flow	$345	$325